FIELDPOINT PETROLEUM CORPORATION
1703 Edelweiss Drive
Cedar Park, TX  78613

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held December 6, 2013

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of FieldPoint Petroleum Corporation will be held on Friday, December 6, 2013 at 1:00 p.m., Central standard time at Twin Creeks Country Club; 3201 Twin Creeks Club Drive, Cedar Park, Texas  78613, to consider and vote on the following matters as described in this notice and the accompanying Proxy Statement:

1.	To elect five directors to hold office until the next annual meeting of Shareholders or until their successors have been duly elected and qualified.

2. 3. 4.

To ratify the selection of Hein & Associates LLP as the Company's independent auditors for the current fiscal year ending December 31, 2012.

To conduct a nonbinding advisory vote on executive officer compensation.

 To conduct a nonbinding advisory vote on the frequency of nonbinding advisory votes on executive officer compensation in the future.

5.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on October 10, 2013 as the record date for determination of Shareholders entitled to vote at the Meeting or any adjournments thereof, and only Shareholders of record at the close of business on that date will be entitled to vote.  At the Record Date, 8,071,336 shares of common stock were issued and outstanding.  A list of Shareholders entitled to vote at the meeting will be available for inspection at the principal executive offices of the Company located at 1703 Edelweiss Drive, Cedar Park, Texas 78613.

The approximate date on which this Proxy Statement is first being mailed to Shareholders is October 14, 2013.  Shareholders who execute proxies may revoke them at any time prior to their being exercised by providing written notice to the Company by delivering another proxy bearing a later date any time prior to the meeting.  Mere attendance at the Meeting will not revoke the proxy, but a Shareholder present at the Meeting may revoke his or her proxy and vote in person.  Any duly executed proxy on which a vote is not indicated (except broker non-votes expressly indicating a lack of discretionary authority to vote) will be deemed a vote for the nominees and all Proposals.  Abstentions and broker non-votes will not be counted as votes either "for" or "against" any matters coming before the Meeting.

To assure representation at the Meeting, Shareholders are urged to sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose.  Any Shareholder attending the Meeting may vote in person even if he or she previously returned a proxy.

By Order of the Board of Directors